FOR IMMEDIATE RELEASE

Contact:
Press Contact:	Investor Contact:
Michael Beckerman Beckerman Public Relations 908-781-6420 michael@beckermanpr.com	Gerard H. Sweeney Christopher P. Marr Brandywine Realty Trust 610-325-5600 info@brandywinerealty.com

Brandywine Realty Trust Announces Fourth Quarter and Full Year 2005 Earnings

PLYMOUTH MEETING, PA, February 23, 2006– Brandywine Realty Trust (NYSE:BDN) announced today that diluted earnings per share (EPS) was $0.12 for the fourth quarter of 2005, an increase of $0.01 per share as compared to $0.11 for the fourth quarter of 2004. Net income was $8.6 million for the fourth quarter, an increase of $0.1 million, as compared to $8.5 million for the fourth quarter of 2004.

Diluted EPS was $0.62 for the year ended December 31, 2005, a decrease of $0.53 per share as compared to $1.15 per share for the year ended December 31, 2004. Net income was $42.8 million for the year ended December 31, 2005, a decrease of $17.5 million, as compared to $60.3 million for the year ended December 31, 2004. Net income in 2004 included a $4.5 million gain on the redemption of preferred shares.

Diluted funds from operations (FFO) was $36.0 million or $0.62 per share for the fourth quarter of 2005 compared to $38.9 million or $0.68 per share for the fourth quarter of 2004. FFO for the fourth quarter of 2005 excludes a previously disclosed $1.9 million or $0.04 per share write-off of deferred financing costs as a result of the termination of a $450 million line of credit upon entering into a new $600 million credit agreement on December 22, 2005. FFO for the fourth quarter of 2004 excludes a $3.0 million or $0.05 per share write-off of deferred financing costs associated with the repayment of two unsecured term loans.

FFO for the year ended December 31, 2005 was $143.7 million or $2.47 per share as compared to $133.9 million or $2.61 per share in 2004. FFO for 2005 excludes the write-off of $1.9 million in deferred financing costs. FFO for 2004 excludes the write-off of $3.0 million in deferred financing costs in the fourth quarter and a gain of $4.5 million related to redemptions in February 2004 of preferred units in the Company’s operating partnership.

FFO represents a non-generally accepted accounting principle (GAAP) financial measure. A table reconciling FFO to net income, the GAAP measure that the Company believes to be most directly comparable, is within the consolidated financial statements included in this release.

Brandywine President and Chief Executive Officer, Gerard H. Sweeney, commented, “Our strong performance in the fourth quarter is a testament to our operations and leasing team. We did not miss a beat while working through the process of planning for the January 5, 2006 closing of the Prentiss transaction.” Mr. Sweeney went on to say, “Our focus on our markets is reflected in both the strong tenant retention and positive absorption in the portfolio during the quarter. We are also delighted to have achieved our first year Dallas recycling target so soon after closing and we look forward to assessing reinvestment alternatives.”

Brandywine Realty Trust Summary Portfolio Performance

•	The 2005 payout ratio of FFO was 71.2% for the fourth quarter and 71.2% for the full year
•	In 2005, rental rate growth on new leases computed on a straight-line basis declined 10.2% for the fourth quarter and 8.0% for the full year
•	In 2005, rental rate growth on renewals computed on a straight-line basis declined 2.0% for the fourth quarter and 0.8% for the full year
•	The 2005 retention rate was 80.5% for the fourth quarter and 74.5% for the full year
•	The portfolio was 90.9% occupied and 92.3% leased as of December 31, 2005
•	In the fourth quarter, leases expired or were terminated for approximately 688,000 square feet, leases were renewed for approximately 554,000 square feet and new leases were signed for approximately 270,000 square feet
•	In 2005, leases expired or were terminated for approximately 4,283,000 square feet, leases were renewed for approximately 3,191,000 square feet and new leases were signed for approximately 913,000 square feet

Distributions

On November 9, 2005, the Board of Trustees declared a regular quarterly dividend distribution of $0.44 per common share that was paid January 17, 2006 to shareholders of record as of November 18, 2005. On December 21, 2005 the Board of Trustees declared a dividend for the period January 1, 2006 through January 4, 2006 of $0.02 per common share that was paid on January 17, 2006. The Company also declared its dividend for the fourth quarter of $0.46875 per 7.50% Series C Cumulative Redeemable Preferred Share and $0.460938 per 7.375% Series D Cumulative Redeemable Preferred Share that was paid on January 17, 2006 to holders of record of the Series C and Series D Preferred Shares as of December 30, 2005.

Recent Transactions

On November 30, 2005 Prentiss Properties announced the official groundbreaking for 2100 Franklin, a nine-story 220,000 square feet addition to the company’s 20-story building at 2101 Webster Street in Oakland, California.  The combined office complex, named “Center 21” will be one of Oakland’s largest at 680,000 square feet.

On January 5, 2006, the Company announced the completion of its merger with Prentiss Properties Trust. As part of this transaction, Brandywine acquired certain Prentiss Properties' assets in Washington, D.C., northern and southern California, all properties in Austin and Dallas, Texas, as well as related land holdings. As a result of this transaction, Brandywine now owns/manages a 46 million square foot portfolio and has a total market capitalization of approximately $6 billion, making it one of the largest office REITs in the industry.

On February 10, 2006, the Company announced it closed on the $172 million sale of Burnett Plaza, a 1,024,627 square foot office property located in Fort Worth, Texas. The purchaser will assume the existing $114.2 million mortgage which has a maturity date of April 2015. In the short-term, the net proceeds to Brandywine of approximately $58 million will be used to reduce borrowings under the Company's revolving credit facility.

On February 10, 2006, the Company announced that it acquired 100 Lenox Drive, a 90,000 square foot office building, in the Princeton Pike Corporate Center in Lawrenceville, New Jersey for $10.15 million. The acquisition of 100 Lenox completes Brandywine’s assemblage of the entire office park which totals nearly 800,000 square feet with additional capacity of 400,000 square feet. The building has served as a single-tenant corporate headquarters since it was originally constructed. Brandywine intends to reposition the property by completely renovating the building and positioning it for multi-tenant occupancy or a single, large office user.

On February 14, 2006, the Company announced that it broke ground on Metroplex I, the first of three buildings planned as part of the Metroplex Corporate Center, located on a 23-acre site in Plymouth Meeting, Pennsylvania. The new Class A office building will span five stories and consist of more than 120,000 square feet of headquarters-quality office space. The anticipated completion is in the first half of 2007.

Status of Chicago Asset Sales

As of the date of this release the O’Hare Plaza II asset is the only wholly-owned Prentiss Chicago property remaining in the Company’s portfolio. This property is under a non-contingent agreement of sale and is expected to close on or about March 15, 2006.

Recent Financing Transactions

On December 20, 2005, the Company’s operating partnership sold $300 million of 5.625% unsecured notes due December 15, 2010. Net proceeds were used to reduce outstanding borrowings under the Company’s revolving credit facility.

On January 5, 2006, the Company entered into a $750 million term loan agreement. The proceeds of the term loan, along with other sources of funds, were used to fund a portion of the cash consideration payable in the acquisition of Prentiss. The term loan matures on January 4, 2007 and currently bears interest at Libor plus 1.0%.

2006 Financial Outlook

The Company is introducing revised 2006 FFO per share guidance reflecting the closing on January 5, 2006 of its merger with Prentiss Properties Trust and the sale on February 10, 2006 of Burnett Plaza. The FFO per share guidance is based on the 2006 FFO guidance issued by the Company on November 1, 2005 of $2.55 to $2.63 per share adjusted to reflect a larger then forecast December 2005 bond offering and higher than forecast short-term interest rates ($0.02), higher G&A costs primarily attributed to integration costs not previously forecast as an expense ($0.01) and a fine-tuning of our leasing and operating costs ($0.01). We believe that the contribution from the Prentiss merger, adjusted to reflect approximately $0.01 per share of additional interest expense on the re-financing of our $750 million acquisition term loan will be $0.04 per share. Therefore, prior to adjusting for the sale of Burnett Plaza, we anticipated combined Company FFO per share of $2.55 to $2.63. We anticipate the sale of Burnett Plaza will be $0.05 dilutive to that range. When taking these facts and adjustments into account, as of the date of this release, the Company expects its 2006 FFO per share to be $2.50 to $2.58 and its full year 2006 EPS to be $0.33 to $0.41. The Company expects its first quarter 2006 EPS to be $0.02 to $0.04 and FFO per share to be $0.55 to $0.57.

The Company’s guidance continues to be predicated on the following key and variable operating assumptions:

•	The historic Brandywine same-store portfolio achieves the following percentage changes from 2005 results:
–	GAAP rents and reimbursements (not including termination fees) increase 1.25% to 1.75%
–	Net operating income declines 0.5% to 2.0%
–	Average occupancy ranges from unchanged to an increase of 1.0%
•	The Company’s expected contribution from the Prentiss acquisition is as a result of the following:
–	Property level average occupancy to grow 2.5% to 3.0% from year end 2005 levels and cash rents to decline 3.0% to 7.0% from their previous levels
–	We continue to expect an approximately $9 million addition to rental income resulting from the re-setting of straight line rents at closing of the Prentiss merger and an estimated $4 million reduction in rental income resulting from the mark-to-market adjustment component of the application of FAS 141
–	G&A of $10 million, inclusive of synergies in connection with the merger of approximately $5 million
–	Third party fee income of approximately $2 million

In addition to these operating assumptions, the Company’s financial forecast includes the following key and variable development, acquisition and financing assumptions:

•	Completion of the Brandywine development projects in accordance with the estimates identified in our supplemental disclosure as of December 31, 2005 and continuation of a development in Oakland, California acquired in the Prentiss merger
•	In addition to the previously announced development starts, the commencement of projects in Austin, Texas and Lawrenceville, New Jersey
•	Refinance the $750 million acquisition term loan in the first half of 2006 through long-term unsecured notes

These estimates may be positively or negatively impacted primarily by the timing and terms of property leases, and actual operating expenses, development costs and interest rates as compared to our forecast.

The following table illustrates the above FFO per share guidance:

2006 FFO Per Share Estimate

Previous guidance	$2.55
Adjustment for increased size of December 2005 bond offering and higher than previously forecast interest rates	(0.02)
Increased G&A costs, primarily related to integration	(0.01)
Leasing, property operating costs	(0.01)
Contribution from Prentiss transaction, including an additional $0.01 of financing costs	0.04

Revised guidance- low end sub total	$2.55
Dilution from sale of Burnett Plaza	(0.05)
Revised low-end guidance	$2.50
Revised guidance range	$2.50-$2.58

The foregoing estimates reflect management’s view of current and future market conditions, including assumptions with respect to rental rates, occupancy levels and earnings impact of the events referenced in this release. The estimates do not include possible future gains or losses from property dispositions or the impact on operating results from possible future property acquisitions or dispositions. EPS estimates may be subject to fluctuations as a result of several factors, including changes in the recognition of depreciation and amortization expense and any gains or losses associated with disposition activity. The Company is not able to assess at this time the potential impact of these factors on projected EPS. By definition, FFO does not include real estate-related depreciation and amortization or gains or losses associated with disposition activities. There can be no assurance that the Company’s actual results will not differ materially from the estimates set forth above.

New Accounting Pronouncements

The Company is currently evaluating the impact of FIN 47, “Accounting for Contingent Asset Retirement Obligations,” which requires us to recognize asset retirement obligations that are conditional on a future event, such as the obligation to safely dispose of asbestos when a building is demolished or under certain circumstances, renovated. Upon adoption of FIN 47, we will record a cumulative effect of a change in accounting principle. The impact of this pronouncement is not expected to have a material impact on the Company’s financial position, results of operations or FFO. Any adjustments necessary as a result of applying this pronouncement will be reflected in the Company’s December 31, 2005 report of Form 10-K to be filed with the SEC by March 16, 2006.

Forward-Looking Statements

Estimates of future earnings per share and FFO per share and certain other statements in this release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.

Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance, achievements or transactions of the Company and its affiliates to be materially different from any future results, performance, achievements or transactions expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors relate to, among others: the Company’s ability to lease vacant space and to renew or relet space under expiring leases at expected levels, competition with other real estate companies for tenants, the potential loss or bankruptcy of major tenants, interest rate levels, the availability of debt and equity financing, competition for real estate acquisitions and risks of acquisitions, dispositions and developments, including the cost of construction delays and cost overruns, possible impairment charges, the impact of newly adopted accounting principles on the Company’s accounting policies and on period-to-period comparisons of financial results, unanticipated operating and capital costs, the Company’s ability to obtain adequate insurance, including coverage for terrorist acts, dependence upon certain geographic markets, and general and local economic and real estate conditions, including the extent and duration of adverse changes that affect the industries in which the Company’s tenants compete.

Additional information on factors which could impact the Company and the forward-looking statements contained herein are included in the Company’s filings with the Securities and Exchange Commission, including the Company’s Current Report on Form 8-K filed with the SEC on January 10, 2006. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

Non-GAAP Supplemental Financial Measures

Funds from Operations (FFO)
FFO is a widely recognized measure of REIT performance. Although FFO is a non-GAAP financial measure, the Company believes that information regarding FFO is helpful to shareholders and potential investors. The Company computes FFO in accordance with standards established by the National Association of Real Estate Investment Trusts (NAREIT), which may not be comparable to FFO reported by other REITs that do not compute FFO in accordance with the NAREIT definition, or that interpret the NAREIT definition differently than the Company. NAREIT defines FFO as net income (loss) before minority interest of unit holders (preferred and common) and excluding gains (losses) on sales of depreciable operating property and extraordinary items (computed in accordance with GAAP); plus real estate related depreciation and amortization (excluding amortization of deferred financing costs), and after adjustment for unconsolidated joint ventures. The GAAP measure that the Company believes to be most directly comparable to FFO, net income, includes depreciation and amortization expenses, gains or losses on property sales and minority interest. In computing FFO, the Company eliminates substantially all of these items because, in the Company’s view, they are not indicative of the results from the Company’s property operations. To facilitate a clear understanding of the Company’s historical operating results, FFO should be examined in conjunction with net income (determined in accordance with GAAP) as presented in the financial statements included elsewhere in this release. FFO does not represent cash generated from operating activities in accordance with GAAP and should not be considered to be an alternative to net income (loss) (determined in accordance with GAAP) as an indication of the Company’s financial performance or to be an alternative to cash flow from operating activities (determined in accordance with GAAP) as a measure of the Company’s liquidity, nor is it indicative of funds available for the Company’s cash needs, including its ability to make cash distributions to shareholders.

Although our FFO as adjusted differs from NAREIT’s definition of FFO, and may not be comparable to that of other REITs and real estate companies, we believe it provides a meaningful supplemental measure of our operating performance because we believe that, by excluding the effects of the extinguishments of debt and the impact of preferred share redemptions, management and investors are presented with an indicator of our operating performance that more closely achieves the objectives of the real estate industry in presenting FFO.

Cash Available for Distribution (CAD)
Cash available for distribution, CAD, is a non-GAAP financial measure that is not intended to represent cash flow for the period and is not indicative of cash flow provided by operating activities as determined under GAAP. CAD is presented solely as a supplemental disclosure with respect to liquidity because the Company believes it provides useful information regarding the Company’s ability to fund its dividends. Because all companies do not calculate CAD the same way, the presentation of CAD may not be comparable to similarly titled measures of other companies.

Fourth Quarter Earnings Call and Supplemental Information Package

Brandywine President and CEO, Gerard H. Sweeney, will be hosting a conference call on Friday, February 24, 2006 at 11:00 a.m. ET. Call 1-888-889-5602. After the conference, a taped replay of the call can be accessed 24 hours a day through Friday, March 10, 2006 by calling 1-877-519-4471 – access code 6977888. In addition, the conference call can be accessed via a webcast located on the Company’s website at www.brandywinerealty.com.

The Company has prepared a Supplemental Information package that includes financial results and operational statistics to support the announcement of fourth quarter earnings. The Supplemental Information package is available through the Company’s website at www.brandywinerealty.com.

The Supplemental Information package can be found in the “Investor Relations – Financial Reports” section of the web page.

About Brandywine Realty Trust

Brandywine Realty Trust (NYSE: BDN), with headquarters in Plymouth Meeting, Pa., is one of the largest full-service, completely integrated real estate companies in the United States. Organized as a real estate investment trust (REIT), Brandywine owns, manages or has ownership interest in office and industrial properties aggregating 46 million square feet.

For more information, visit Brandywine’s website at www.brandywinerealty.com.

# # #

BRANDYWINE REALTY TRUST
CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands)

	December 31,	December 31,
	2005	2004

ASSETS
Real estate investments:
Operating properties	$2,560,061	$2,483,134
Accumulated depreciation	(390,333)	(325,802)

	2,169,728	2,157,332
Construction-in-progress	273,240	145,016
Land held for development	98,518	61,517

	2,541,486	2,363,865

Cash and cash equivalents	7,174	15,346
Escrowed cash	18,497	17,980
Accounts receivable, net	12,874	11,999
Accrued rent receivable, net	47,034	32,641
Investment in marketable securities	–	423
Investment in real estate ventures	13,331	12,754
Deferred costs, net	37,602	34,449
Intangible assets, net	78,097	101,056
Other assets	49,649	43,471

Total assets	$2,805,744	$2,633,984

LIABILITIES AND BENEFICIARIES' EQUITY
Mortgage notes payable	$494,777	$518,234
Borrowings under credit facilities	90,000	152,000
Unsecured senior notes, net of discounts	936,607	636,435
Accounts payable and accrued expenses	52,635	49,242
Distributions payable	28,880	27,363
Tenant security deposits and deferred rents	20,953	20,046
Acquired lease intangibles, net	34,704	39,271
Other liabilities	4,466	1,525

Total liabilities	1,663,022	1,444,116

Minority interest	37,859	42,866

Beneficiaries' equity:
Preferred shares – Series C	20	20
Preferred shares – Series D	23	23
Common shares	562	553
Additional paid-in capital	1,369,913	1,346,651
Cumulative earnings	413,281	370,515
Accumulated other comprehensive loss	(3,169)	(3,130)
Cumulative distributions	(675,767)	(567,630)

Total beneficiaries' equity	1,104,863	1,147,002

	1,142,722	1,189,868

Total liabilities and beneficiaries' equity	$2,805,744	$2,633,984

BRANDYWINE REALTY TRUST
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except share and per share data)

	Three Months Ended		Twelve Months Ended

	December 31,	December 31,	December 31,	December 31,
	2005	2004	2005	2004

Revenue
Rents	$83,840	$81,107	$328,072	$275,631
Tenant reimbursements	14,587	11,909	49,509	37,572
Other	2,059	2,875	13,879	12,018

Total revenue	100,486	95,891	391,460	325,221

Operating Expenses
Property operating expenses	30,224	25,763	114,876	89,857
Real estate taxes	10,290	9,687	39,411	31,062
Depreciation and amortization	27,096	28,991	111,886	79,904
Administrative expenses	4,366	4,123	17,982	15,100

Total operating expenses	71,976	68,564	284,155	215,923

Operating income	28,510	27,327	107,305	109,298
Other income (expense)
Interest income	410	247	1,376	840
Interest expense	(20,997)	(19,535)	(74,363)	(55,061)
Equity in income of real estate ventures	876	451	3,172	2,024
Net gain on sale of interests in real estate	–	74	4,640	2,975

Income before minority interest	8,799	8,564	42,130	60,076
Minority interest attributable to continuing operations	(171)	(332)	(1,331)	(2,472)

Income from continuing operations	8,628	8,232	40,799	57,604
Discontinued operations:
(Loss) income from discontinued operations	–	(95)	(159)	(336)
Net gain on disposition of discontinued operations	–	401	2,196	3,136
Minority interest	–	(11)	(69)	(101)

	–	295	1,968	2,699

Net income	8,628	8,527	42,767	60,303
Income allocated to Preferred Shares	(1,998)	(2,348)	(7,992)	(9,720)
Preferred Share redemption gain (charge)	–	–	–	4,500

Income allocated to Common Shares	$6,630	$6,179	$34,775	$55,083

PER SHARE DATA
Basic income per Common Share	$0.12	$0.11	$0.62	$1.15

Basic weighted-average shares outstanding	56,179,175	54,382,030	55,846,268	47,781,789

Diluted income per Common Share	$0.12	$0.11	$0.62	$1.15

Diluted weighted-average shares outstanding	56,357,483	54,654,967	56,104,588	48,018,704

BRANDYWINE REALTY TRUST
FUNDS FROM OPERATIONS AND CASH AVAILABLE FOR DISTRIBUTION
(unaudited, in thousands, except share and per share data)

	Three Months Ended		Twelve Months Ended

	12/31/05	12/31/04	12/31/05	12/31/04

Reconciliation of Net Income to Funds from Operations (FFO):
Net income	$8,628	$8,527	$42,767	$60,303
Add (deduct):
Minority interest attributable to continuing operations	171	332	1,331	2,472
Net gains on sale of interests in real estate	–	(74)	(4,640)	(2,975)
Minority interest attributable to discontinued operations	–	11	69	101
Net gains on disposition of discontinued operations	–	(401)	(2,196)	(3,136)

Income before net gains on sale of interests in real estate and minority interest	8,799	8,395	37,331	56,765
Add:
Depreciation:
Real property	20,890	20,468	83,353	63,192
Real estate ventures	370	782	1,798	2,389
Amortization of leasing costs (includes acquired intangibles)	6,041	8,275	27,304	15,890
Perpetual Preferred Share distributions	(1,998)	(1,998)	(7,992)	(7,332)
Preferred Share redemption gain (charge)	–	–	–	4,500

Funds from operations (FFO)	$34,102	$35,922	$141,794	$135,404

FFO, excluding non-recurring items (1)	$36,024	$38,917	$143,716	$133,899

FFO per share – fully diluted	$0.58	$0.63	$2.44	$2.64

FFO per share – fully diluted, excluding non-recurring items (1)	$0.62	$0.68	$2.47	$2.61

Weighted-average shares/units outstanding – fully diluted	58,302,750	57,415,913	58,111,162	51,358,343
EPS – diluted	$0.12	$0.11	$0.62	$1.15

Weighted-average shares outstanding – fully diluted	56,357,483	54,654,967	56,104,588	48,018,704
Dividend per Common Share	$0.44	$0.44	$1.76	$1.76

Payout ratio of FFO (Dividend per Common Share divided by FFO per Common Share)	75.2%	70.3%	72.1%	66.8%
Payout ratio of FFO, excluding non recurring items (1)	71.2%	64.9%	71.2%	67.5%

CASH AVAILABLE FOR DISTRIBUTION (CAD)
FFO, excluding non-recurring items (1)	$36,024	$38,917	$143,716	$133,899
Add (deduct):
Rental income from straight-line rents	(4,137)	(2,142)	(14,953)	(6,023)
Deferred market rental income	(491)	(526)	(1,542)	(406)
Amortization:
Deferred financing costs	394	408	1,845	1,967
Deferred compensation costs	692	467	2,765	2,114
Second generation capital expenditures (2):
Building and tenant improvements	(7,975)	(10,271)	(33,075)	(33,813)
Lease commissions	(785)	(1,231)	(3,534)	(4,692)

Cash available for distribution	$23,722	$25,622	$95,222	$93,046

Weighted-average shares/units outstanding – fully diluted	58,302,750	57,415,913	58,111,162	51,358,343
Dividend per Common Share	$0.44	$0.44	$1.76	$1.76

Cash flows from:
Operating activities	$21,379	$52,180	$125,146	$152,890
Investing activities	(46,265)	(47,936)	(252,416)	(682,652)
Financing activities	8,720	1,239	119,098	536,556

(1)	2005 represents FFO excluding the write-off of deferred financing costs in the 4th Quarter of $1.9 million as a result of terminating the existing line of credit upon entering into the amended and restated credit agreement on 12/22/05. 2004 represents FFO excluding the write-off of deferred financing costs in the 4th Quarter of $3.0 million associated with the Company's repayment of the 2007 and 2008 Unsecured Term Loans and a gain of $4.5 million related to the Series B Preferred Unit redemption in February 2004.

(2)	Represents expenditures incurred during the period (regardless if lease commencement is after quarter end). Excludes first generation costs, which consist of capital expenditures, tenant improvements and leasing commissions associated with development and purchase price adjustments relating to acquisitions (including seller escrows, purchase price reduction or costs anticipated to initially lease-up acquired properties).

BRANDYWINE REALTY TRUST
SAME STORE OPERATIONS – QUARTER
(unaudited and in thousands)

Of the 251 Properties owned by the Company as of December 31, 2005, a total of 237 Properties ("Same Store Properties") containing an aggregate of 17.8 million net rentable square feet were owned for the entire three-month periods ended December 31, 2005 and 2004. Average occupancy for the Same Store Properties was 90.9% during 2005 and 91.4% during 2004. The following table sets forth revenue and expense information for the Same Store Properties:

	Quarter Ended December 31,		Dollar	Percent

	2005	2004	Variance	Variance

Revenue
Rents (a)	$76,241	$79,225	$(2,984)	-3.8%
Tenant reimbursements	14,655	12,577	2,078	16.5%
Other (b)	817	1,071	(254)	-23.7%

	91,713	92,873	(1,160)	-1.2%
Operating expenses
Property operating expenses	28,910	26,144	2,766	10.6%
Real estate taxes	9,195	8,770	425	4.8%

	38,105	34,914	3,191	9.1%

Net operating income	$53,608	$57,959	$(4,351)	-7.5%

(a)	Includes straight-line rental income of $2,912 for 2005 and $2,015 for 2004

(b)	Includes net termination fee income of $196 for 2005 and $347 for 2004

The following table is a reconciliation of Net Income to Same Store net operating income:

	Quarter Ended December 31,

	2005	2004

Net Income	$8,628	$8,527
Add/(deduct):
Interest income	(410)	(247)
Interest expense	20,997	19,535
Administrative expenses	4,366	4,123
Equity in income of real estate ventures	(876)	(451)
Depreciation and amortization – continuing operations	27,096	28,991
Depreciation and amortization – discontinued operations	–	18
Net gain on sale of interests in real estate – continued operations	–	(74)
Net gain on sale of interests in real estate – discontinued operations	–	(401)
Minority interest attributable to continuing operations	171	332
Minority interest attributable to discontinued operations	–	11

Consolidated net operating income	59,972	60,364
Less: Net operating income of non same store properties	(2,939)	(525)
Less: Eliminations and non-property specific net operating income	(3,425)	(1,880)

Same Store net operating income	$53,608	$57,959

BRANDYWINE REALTY TRUST
SAME STORE OPERATIONS – YEAR
(unaudited and in thousands)

Of the 251 Properties owned by the Company as of December 31, 2005, a total of 226 Properties ("Same Store Properties") containing an aggregate of 15.0 million net rentable square feet were owned for the entire years ended December 31, 2005 and 2004. Average occupancy for the Same Store Properties was 91.6% during 2005 and 91.1% during 2004. The following table sets forth revenue and expense information for the Same Store Properties:

	Year Ended December 31,		Dollar	Percent

	2005	2004	Variance	Variance

Revenue
Rents (a)	$245,234	$248,725	$(3,491)	-1.4%
Tenant reimbursements	37,071	34,037	3,034	8.9%
Other (b)	7,329	3,967	3,362	84.7%

	289,634	286,729	2,905	1.0%
Operating expenses
Property operating expenses	91,423	88,266	3,157	3.6%
Real estate taxes	28,814	27,399	1,415	5.2%

	120,237	115,665	4,572	4.0%

Net operating income	$169,397	$171,064	$(1,667)	-1.0%

(a)	Includes straight-line rental income of $5,345 for 2005 and $4,801 for 2004

(b)	Includes net termination fee income of $4,803 for 2005 and $1,525 for 2004

The following table is a reconciliation of Net Income to Same Store net operating income:

	Year Ended December 31,

	2005	2004

Net Income	$42,767	$60,303
Add/(deduct):
Interest income	(1,376)	(840)
Interest expense	74,363	55,061
Administrative expenses	17,982	15,100
Equity in income of real estate ventures	(3,172)	(2,024)
Depreciation and amortization – continuing operations	111,886	79,904
Depreciation and amortization – discontinued operations	171	224
Net gain on sale of interests in real estate – continuing operations	(4,640)	(2,975)
Net gain on sale of interests in real estate – discontinued operations	(2,196)	(3,136)
Minority interest attributable to continuing operations	1,331	2,472
Minority interest attributable to discontinued operations	69	101

Consolidated net operating income	237,185	204,190
Less: Net operating income of non same store properties	(50,390)	(15,178)
Less: Eliminations and non-property specific net operating income	(17,398)	(17,948)

Same Store net operating income	$169,397	$171,064